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                                                                    EXHIBIT 21.1

                       SUBSIDIARIES OF ADMINISTAFF, INC.


    - Administaff of Texas, Inc., a Texas corporation and wholly owned subsidiary of Administaff, Inc.

    - Administaff Companies, Inc., a Delaware corporation and wholly owned subsidiary of Administaff of Texas, Inc.